Exhibit 99.1

FOR:	GUITAR CENTER, INC.

CONTACT:	Bruce Ross
Chief Financial Officer
(818) 735-8800

Financial Dynamics:
Leigh Parrish, Lila Sharifian
(212) 850-5651, (212) 850-5708

For Immediate Release

GUITAR CENTER UPDATES BUSINESS OUTLOOK

FOR THE FIRST QUARTER OF 2005

Westlake Village, CA (March 17, 2005) – Guitar Center, Inc. (Nasdaq NMS: GTRC) today provided an updated business outlook for the first quarter of 2005.  The Company continues to believe, based on current business trends, that its diluted earnings per share for the quarter will be within the guidance of $0.48 to $0.52 per share previously provided on February 9, 2005.  Based on those same business trends, consolidated net sales are also likely to be within the guidance of $390.6 million to $399.0 million range, but at the low end of that range, and comparable store sales for the Guitar Center stores are expected to be in the range of 3% to 5%, which is a reduction from the previously provided range of 4% to 6%.

Marty Albertson, Chairman and Chief Executive Officer, commented that, “We are currently on track to achieve earnings for the first quarter within the range of our existing guidance.  Our Guitar Center comparable store sales growth is trending below our prior guidance, but this is being offset somewhat by a good performance from our newly-opened stores and attractive selling margins.  We are not seeing any dramatic shift in the trends in our industry, but it proved to be more difficult than we had originally projected to generate our expected top line growth on top of the 11% Guitar Center comp store sale increase and the 28% revenue increase at Musician’s Friend in the first quarter of 2004.”

About Guitar Center

Guitar Center is the nation’s leading retailer of guitars, amplifiers, percussion instruments, keyboards and pro-audio and recording equipment.  We presently operate 141 Guitar Center stores, with 116 stores in 46 major markets and 25 stores in secondary markets across the U.S.  In addition, the American Music division operates 19 locations specializing in band instruments for sale and rental, serving thousands of teachers, band directors, college professors and students.  Guitar Center is also the largest direct response retailer of musical instruments in the U.S. through our wholly owned subsidiary, Musician’s Friend, Inc., and its catalog and web site, www.musiciansfriend.com.  More information on Guitar Center can be found by visiting the Company’s web site at www.guitarcenter.com.

Business Risks and Forward Looking Statements

This press release contains forward-looking statements relating to, among other things, results deemed to be achievable by management in the first quarter of 2005.  This earnings guidance and the other financial and statistical data provided is based on preliminary, incomplete, unaudited internal operating data that is subject to adjustment and also assumes the pending Music & Arts transaction will not close in the first quarter of 2005.  Sales and earnings trends are also affected by many other factors including, among others, world and national political events, including the existence of armed conflict involving the U.S., the effectiveness of our promotion and merchandising strategies, and competitive factors applicable to our retail and direct response markets.

In light of these risks, the forward-looking statements contained in this press release are not guarantees of future performance and in fact may not be realized.  Our actual results could differ materially and adversely from those expressed in this press release.  Further, the statements made by us above represent our views only as of the date of this press release, and it should not be assumed that the statements made herein remain accurate as of any future date.  We do not presently intend to update these statements prior to our next quarterly earnings release and undertake no duty to any person to effect any such update under any circumstances.

Investors are also urged to review carefully the discussion under the caption “Risks Related to the Business” in our Annual Report on Form 10-K for the year ended December 31, 2004, which has been filed with the Securities and Exchange Commission and may be accessed through the EDGAR database maintained by the SEC at www.sec.gov.

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